Exhibit 99.28(d)(1)(c)

AMENDMENT TO THE

ADVISORY AGREEMENT

DATED APRIL 13, 2012

With respect to any Fund added to Schedule I after April 13, 2012, section 10 of the Advisory Agreement dated May 1, 2000, amended December 31, 2002, by and between Touchstone Advisors, Inc. and Touchstone Strategic Trust is amended and restated as follows:

10.          Renewal, Termination and Amendment.

a)              This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and it shall continue indefinitely thereafter as to each Fund, provided that such continuance is specifically approved by the parties hereto and, in addition, at least annually by (i) the vote of holders of a majority of the outstanding voting securities of the affected Fund or by vote of a majority of the Trust’s Board of Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of the Advisor, cast in person at a meeting called for the purpose of voting on such approval.

b)             This Agreement may be terminated at any time, with respect to any Fund(s), without payment of any penalty, by the Trust’s Board of Trustees or by a vote of the majority of the outstanding voting securities of the affected Fund(s) upon 60 days’ prior written notice to the Advisor and by the Advisor upon 60 days’ prior written notice to the Trust.

c)              This Agreement may be amended at any time by the parties hereto, subject to approval by the Trust’s Board of Trustees and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of any Fund affected by such change.  This Agreement shall terminate automatically in the event of its assignment.

d)             The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Name: Terrie A. Wiedenheft
Title: Treasurer & Controller

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano
Name: Steven M. Graziano
Title: President

By:	/s/ Terrie A. Wiedenheft
Name: Terrie A. Wiedenheft
Title: Chief Financial Officer